EXHIBIT 7


                        [REED INTERNATIONAL P.L.C. LETTERHEAD]


                               POWER OF ATTORNEY


     We, Reed International P.L.C. (the "Company") of 25 Victoria Street, London SW1H 0EX, England, hereby authorise Henry Horbaczewski to execute and deliver the following documents on behalf of the Company:

       (i) the Agreement and Plan of Merger among Reed Elsevier Inc., REH Mergersub Inc. and Harcourt General, Inc.;

      (ii) the Stockholder Agreement among Reed Elsevier Inc., REH Mergersub Inc. and the Stockholders (as defined therein); and

     (iii) any other documents, agreements, certificates or other instruments as contemplated by the foregoing agreements.


Executed as a Deed on
behalf of the Company
this 25th day of October 2000


/s/ Mark Armour
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Director



/s/ Les Dixon
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Deputy Secretary